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                                                                     EXHIBIT 4.1

                         2002 INCENTIVE COMPENSATION PLAN

                         Raytech Corporation

                         Effective September 26, 2002

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CONTENTS

Article 1. Establishment, Purpose, and Duration                                      1

Article 2. Definitions                                                               1

Article 3. Administration                                                            6

Article 4. Shares Subject to the Plan and Maximum Awards                             6

Article 5. Eligibility and Participation                                             8

Article 6. Stock Options                                                             8

Article 7. Stock Appreciation Rights                                                10

Article 8. Restricted Stock and Restricted Stock Units                              11

Article 9. Performance Units/Performance Shares                                     12

Article 10. Cash-Based Awards and Stock Awards                                      13

Article 11. Performance Measures                                                    14

Article 12. Change in Control                                                       15

Article 13. Beneficiary Designation                                                 16

Article 14. Deferrals                                                               16

Article 15. Rights of Employees/Directors/Consultants                               16

Article 16. Amendment, Modification, Suspension, and Termination                    17

Article 17. Withholding                                                             17

Article 18. Indemnification                                                         18

Article 19. Successors                                                              18

Article 20. General Provisions                                                      18

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RAYTECH CORPORATION
2002 INCENTIVE COMPENSATION PLAN

ARTICLE 1. ESTABLISHMENT, PURPOSE, AND DURATION

         1.1 ESTABLISHMENT. Raytech Corporation, a Delaware corporation (hereinafter referred to as the "Company"), hereby establishes an incentive compensation plan to be known as the Raytech Corporation 2002 Incentive Compensation Plan (hereinafter referred to as the "Plan"), as set forth in this document.

         The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Stock Awards, and Cash-Based Awards.

         Subject to approval by the Company's stockholders at the 2002 Annual Meeting of Stockholders, the Plan shall become effective as of September 26, 2002 (the "Effective Date") and shall remain in effect as provided in Section
1.3 hereof.

         1.2 PURPOSE OF THE PLAN. The purpose of the Plan is to promote the long-term interests of the Company and its stockholders by strengthening the Company's ability to attract, motivate, and retain Employees, Directors, and Consultants of the Company upon whose judgment, initiative, and efforts the financial success and growth of the business of the Company largely depend, and to provide an additional incentive for such individuals through stock ownership and other rights that promote and recognize the financial success and growth of the Company and create value for stockholders.

         1.3 DURATION OF THE PLAN. The Plan shall commence as of the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Article 16 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan's provisions.

ARTICLE 2. DEFINITIONS

         Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

         2.1 "AFFILIATE" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

         2.2 "AWARD" means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Cash-Based Awards, or Stock Awards.

         2.3 "AWARD AGREEMENT" means either (i) an agreement entered into by the Company and each Participant setting forth the terms and provisions applicable to Awards granted under this Plan, or (ii) a statement issued by the Company to a Participant describing the terms and provisions of such Award.

                                       1

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         2.4      "BENEFICIAL OWNER" or "BENEFICIAL OWNERSHIP" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

         2.5 "BOARD" or "BOARD OF DIRECTORS" means the Board of Directors of the Company.

         2.6 "CASH-BASED AWARD" means an Award granted to a Participant as described in Article 10 herein (Cash-Based Awards and Stock Awards provision).

         2.7 "CHANGE IN CONTROL" of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

                           (a) The Raytech Corporation Personal Injury Settlement Trust ownership interest in the outstanding voting stock of the Company or any successor resulting from a merger, consolidation, reorganization, or recapitalization falls below 30%, or the Raytech Corporation Personal Injury Settlement Trust is no longer the single largest shareholder, whichever first occurs; or

                           (b) The consummation of (i) a plan of complete liquidation or dissolution of the Company other than in connection with bankruptcy reorganization or other "work-out" with creditors; or (ii) an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, greater than fifty percent (50%) of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition.

                           Notwithstanding the foregoing, a Change in Control
                  shall not be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the voting securities of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions. Furthermore, notwithstanding the foregoing, a Change in Control will not be deemed to have occurred by reason of a distribution of the voting securities or assets of any of the Company's existing or newly created Subsidiaries to the stockholders of the Company, or by means of an initial public offering or private placement of such securities or by the creation of a "tracking stock" for any such Subsidiaries.

         2.8 "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

         2.9      "COMMITTEE" means the Compensation Committee of the Board.

         2.10 "COMPANY" means Raytech Corporation, a Delaware corporation, and any successor thereto as provided in Article 19 herein (Successors provision).

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         2.11     "CONSULTANT" means any individual who has been retained by the
                  Company in a consulting capacity and who has been designated by the Board as a Participant in the Plan.

         2.12 "COVERED EMPLOYEE" means a Participant who is a "covered employee," as defined in Code Section 162(m), or any successor statute, and the regulations promulgated under Code Section 162(m).

         2.13 "DIRECTOR" means any individual who is a member of the Board of Directors of the Company; provided, however, that such Director is not an Employee of the Company.

         2.14 "DISABILITY" shall mean the Participant's incapacity due to physical or mental illness which shall have caused the Participant to have been absent from his or her duties with the Company on a full-time basis for six months, and the Participant shall not have returned to the full-time performance of the Participant's duties within thirty (30) days after written notice of termination has been given by the Company to the Participant.

                  Disability shall not include any period beyond six months in any 18 month period unless the Participant has returned to full-time performance of Participant's duties for at least six months after the first six month absence.

         2.15 "EMPLOYEE" means any employee of the Company or any of its Affiliates and/or Subsidiaries.

         2.16 "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

         2.17 "FAIR MARKET VALUE" or "FMV" means the closing price for the sale of Shares as reported on the composite tape of the National Quotation Bureau Incorporated, provided that if (i) no sales of common stock are included on the composite tape; or (ii) in the opinion of the Board, the sales of common stock on such date are insufficient to constitute a representative market, then the Fair Market Value of a Share of common stock on such date shall be deemed to be the average of the highest and the lowest sales prices of a Share of common stock as reported on said composite tape for the next preceding day on which (x) sales of common stock are included and (y) the circumstances described in this clause (ii) do not exist.

         2.18 "FISCAL YEAR" means, unless the Board designates otherwise, the Company's business plan year.

         2.19 "INCENTIVE STOCK OPTION" or "ISO" means an Option to purchase Shares granted under Article 6 herein (Stock Option provision) and that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422, or any successor provision.

         2.20 "INSIDER" shall mean an individual who is, on the relevant date, an officer, Director, Consultant, or more than ten percent (10%) Beneficial Owner of any class of the

                                       3

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                  Company's equity securities that is registered pursuant to
                  Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

         2.21 "NONQUALIFIED STOCK OPTION" or "NQSO" means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

         2.22 "OPTION" means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 herein (Stock Option provision).

         2.23 "OPTION PRICE" means the price at which a Share may be purchased by a Participant pursuant to an Option.

         2.24 "PARTICIPANT" means an Employee, Director, or Consultant who has been selected to receive an Award or who has an outstanding Award granted under the Plan.

         2.25 "PERFORMANCE-BASED COMPENSATION" means the Award is qualified as Performance- Based Compensation under Code Section 162(m).

         2.26 "PERFORMANCE MEASURES" means measures as described in Article 11, the attainment of which may determine the degree of payout and/or vesting with respect to Awards to Covered Employees that are designated to qualify as Performance-Based Compensation.

         2.27 "PERFORMANCE PERIOD" means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

         2.28 "PERFORMANCE SHARE" means an Award granted to a Participant, as described in Article 9 herein (Performance
                  Units/Performance Shares provision).

         2.29 "PERFORMANCE UNIT" means an Award granted to a Participant, as described in Article 9 herein (Performance Units/Performance Shares provision).

         2.30 "PERIOD OF RESTRICTION" means the period when the Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Board, at its discretion), as provided in Article 8 herein (Restricted Stock and Restricted Stock Units provision).

         2.31 "RESTRICTED STOCK" means an Award granted to a Participant pursuant to Article 8 herein (Restricted Stock and Restricted Stock Units provision).

         2.32 "RESTRICTED STOCK UNIT" means an Award granted to a Participant, as described in Article 8 herein (Restricted Stock and Restricted Stock Units provision).

         2.33 "SHARES" means the common stock of the Company, $1.00 par value per share.

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         2.34     "STOCK APPRECIATION RIGHT" or "SAR" means an Award, granted in connection with a related Option, designated as an SAR, pursuant to the terms of Article 7 herein (Stock Appreciation Rights provision).

         2.35     "STOCK AWARD" means an Award granted pursuant to the terms of
                  Section 10.7 herein (Stock Awards provision).

         2.36 "SUBSIDIARY" means any corporation, partnership, joint venture, limited liability company, or other entity (other than the Company) in an unbroken chain of entities beginning with the Company if, at the time of the granting of an Award, each of the entities other than the last entity in the unbroken chain owns at least fifty percent (50%) of the total combined voting power in one of the other entities in such chain.

         2.37 "TANDEM SAR" means an SAR that is granted in connection with a related Option pursuant to Article 7 herein (Stock Appreciation Rights provision), the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be canceled).

ARTICLE 3. ADMINISTRATION

         3.1 GENERAL. The Board shall be responsible for administering the Plan. The Board may employ attorneys, consultants, accountants, and other persons, and the Board, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such persons. All actions taken and all interpretations and determinations made by the Board in good faith shall be final and binding upon the Participants, the Company, and all other interested persons.

         3.2 AUTHORITY. The Board shall have full and exclusive discretionary power to interpret the Plan and to determine eligibility for Awards and to adopt such rules, regulations, and guidelines for administering the Plan as the Board may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions and, subject to Article 16, adopting modifications and amendments to the Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries in which the Company, its Affiliates, and/or its Subsidiaries operate.

         3.3 DELEGATION. The Board may delegate to the Committee or to one or more of its members or to one or more agents or advisors such administrative duties as it may deem advisable, and the Board or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Board or such person may have under the Plan. The Board may, by resolution, authorize the Committee or one or more officers of the Company to do one or both of the following: (a) make recommendation to the Board; (b) designate officers, Employees, and Consultants of the Company, its Affiliates, and/or its Subsidiaries to be recipients of Awards; and (c) determine the size of the Award; provided, however, that the resolution providing such authorization sets forth the total number of Awards such officer or officers may award.

ARTICLE 4. SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS

         4.1 NUMBER OF SHARES AVAILABLE FOR AWARDS. Subject to adjustment as provided in Section 4.2 herein, the number of Shares hereby reserved for issuance to Participants under the Plan

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shall be four million (4,000,000) Shares, and the number of Shares that may be issued under the Plan for Awards other than Options or Stock Appreciation Rights shall not exceed one million (1,000,000) Shares. Any Shares of common stock related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of common stock, or are exchanged with the Board's permission for Awards not involving common stock, shall be available again for grant under the Plan. Moreover, if the Option Price of any Option granted under the Plan or the tax withholding requirements with respect to any Award granted under the Plan are satisfied by tendering Shares of common stock to the Company (by either actual delivery or by attestation), only the number of Shares of common stock issued net of the Shares of common stock tendered will be deemed delivered for purposes of determining the maximum number of Shares of common stock available for delivery under the Plan. The maximum number of Shares available for issuance under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares of common stock or credited as additional Restricted Stock, Restricted Stock Units, Performance Shares, or Stock Awards. In addition, the Board, in its discretion, may establish any other appropriate methodology for calculating the number of Shares issued pursuant to the Plan. The Shares of common stock available for issuance under the Plan may be authorized and unissued Shares or treasury Shares.

         Unless and until the Board determines that an Award to a Covered Employee shall not be designed to qualify as Performance-Based Compensation, the following limits ("Award Limits") shall apply to grants of such Awards under the
Plan:

                  (a) OPTIONS: The maximum aggregate number of Shares that may be granted in the form of Options, pursuant to any Award granted in any one Fiscal Year to any one Participant shall be one million (1,000,000).

                  (b) SARs: The maximum aggregate number of Shares that may be granted in the form of Stock Appreciation Rights, pursuant to any Award granted in any one Fiscal Year to any one Participant shall be one million (1,000,000).

                  (c) RESTRICTED STOCK/UNITS: The maximum aggregate grant with respect to Awards of Restricted Stock or Restricted Stock Units granted in any one Fiscal Year to any one single Participant shall be two hundred and fifty thousand (250,000).

                  (d) PERFORMANCE UNITS/PERFORMANCE SHARES: The maximum aggregate Award of Performance Units or Performance Shares that a Participant may receive in any one Fiscal Year shall be two hundred and fifty thousand (250,000), or equal to the value of two hundred and fifty thousand (250,000) Shares determined as of the date of vesting or payout, as applicable.

                  (e) CASH-BASED AWARDS: The maximum aggregate amount awarded or credited with respect to Cash-Based Awards to any one Participant in any one Fiscal Year may not exceed five hundred thousand dollars ($500,000) determined as of the date of vesting or payout, as applicable.

                                       6

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                  (f)      STOCK AWARDS. The maximum aggregate grant with
                           respect to Awards of Stock Awards in any one Fiscal Year to any one Participant shall be two hundred and fifty thousand (250,000) Shares.

                  (g) CUMULATIVE LIMIT: The maximum cumulative number of Shares that may be granted, in the forms described in
                           (a) through (f) herein, to any one Participant shall be one million (1,000,000).

         4.2 ADJUSTMENTS IN AUTHORIZED SHARES. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of shares, exchange of shares, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, the Board, in its sole discretion, in order to prevent dilution or enlargement of Participants' rights under the Plan, shall substitute or adjust, in an equitable manner, as applicable, the number and kind of Shares that may be issued under the Plan, the number and kind of Shares subject to outstanding Awards, the Option Price applicable to outstanding Awards, the Award Limits, the Fair Market Value of the Shares, and other value determinations applicable to outstanding Awards.

         Appropriate adjustments may also be made by the Board in the terms of any Awards under the Plan to reflect such changes or distributions and to modify any other terms of outstanding Awards on an equitable basis, including modifications of performance goals and changes in the length of Performance Periods. The determination of the Board as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan.

ARTICLE 5. ELIGIBILITY AND PARTICIPATION

         5.1 ELIGIBILITY. Persons eligible to participate in this Plan include Directors, Employees, and Consultants.

         5.2 ACTUAL PARTICIPATION. Subject to the provisions of the Plan, the Board may, from time to time, select from all eligible Employees, Directors, and Consultants, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

ARTICLE 6. STOCK OPTIONS

         6.1 GRANT OF OPTIONS. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Board, provided that ISOs shall not be granted to Directors or Consultants. In addition, ISOs may not be granted following the ten-year anniversary of the Board's adoption of the Plan, which is September 26, 2002.

         6.2 AWARD AGREEMENT. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Board shall determine which are not inconsistent with the terms of the Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO.

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         6.3      OPTION PRICE. The Option Price for each grant of an Option under this Plan shall be as determined by the Board; provided, however, the Option Price shall not be less than one hundred percent (100%) of the Fair Market Value of the Shares on the date the Option is granted, pursuant to Sections 83, 421, and 422 of the Code.

         6.4 DURATION OF OPTIONS. Each Option granted to a Participant shall expire at such time as the Board shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

         6.5 EXERCISE OF OPTIONS. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Board shall in each instance approve, which need not be the same for each grant or for each Participant.

         6.6 PAYMENT. Options granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

         The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent, (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares that are tendered must have been held by the Participant for at least six [6] months prior to their tender to satisfy the Option Price or have been purchased on the open market), (c) by a combination of
(a) and (b), or (d) any other method approved by the Board in its sole discretion at the time of grant and as set forth in the Award Agreement.

         The Board also may allow cashless exercise as permitted under the Federal Reserve Board's Regulation T, subject to applicable securities law restrictions, or by any other means which the Board determines to be consistent with the Plan's purpose and applicable law.

         Subject to any governing rules or regulations, as soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant's name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

         Unless otherwise determined by the Board, all payments under all of the methods indicated above shall be paid in United States dollars.

         6.7 RESTRICTIONS ON SHARE TRANSFERABILITY. The Board may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

         6.8 TERMINATION OF EMPLOYMENT/DIRECTORSHIP. Each Participant's Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant's employment or directorship with the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the

                                       8

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Board, shall be included in the Award Agreement entered into with each
Participant, need not be uniform among all Options issued pursuant to this
Article 6, and may reflect distinctions based on the reasons for termination. Nothing contained in this Article 6, however, shall permit any ISO to be exercised more than ten (10) years after the date it was granted.

         6.9      TRANSFERABILITY OF OPTIONS.

                  (a) INCENTIVE STOCK OPTIONS. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under this
                           Article 6 shall be exercisable during his or her lifetime only by such Participant.

                  (b) NONQUALIFIED STOCK OPTIONS. Except as otherwise provided in a Participant's Award Agreement, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, all NQSOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant.

         6.10 NOTIFICATION OF DISQUALIFYING DISPOSITION. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

ARTICLE 7. STOCK APPRECIATION RIGHTS

         7.1 GRANT OF SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Board. An SAR may be granted only as a Tandem SAR in connection with an Option granted under the Plan. If the SAR's related Option is an ISO, the Tandem SAR must be granted concurrently with the related Option. If the SAR's related Option is not an ISO, a Tandem SAR may be granted concurrently with the related Option, or at any time prior to the exercise, termination or expiration of the related Option.

         Subject to the terms and conditions of the Plan, the Board shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

         7.2 SAR AGREEMENT. Each SAR Award shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Board shall determine.

         7.3 TERM OF SARs. The term of an SAR granted under the Plan shall be determined by the Board, in its sole discretion; provided, however, that no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant. Further provided, however, that each SAR and all rights and obligations thereunder shall expire and may no longer by exercised upon the termination of the related Option.

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

         7.4 EXERCISE OF TANDEM SARs. SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. An SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

         7.5 PAYMENT OF SAR AMOUNT. Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

                  (a) The difference between the Fair Market Value of a Share on the date of exercise over the Option Price under the related Option; by

                  (b) The number of Shares with respect to which the SAR is exercised.

         At the discretion of the Board, the payment upon SAR exercise may be in cash, in Shares of equivalent value, in some combination thereof, or in any other manner approved by the Board at its sole discretion. The Board's determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

         7.6 TERMINATION OF EMPLOYMENT/DIRECTORSHIP. Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant's employment or directorship with the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Board, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

         7.7 NONTRANSFERABILITY OF SARs. Except as otherwise provided in a Participant's Award Agreement, no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, all SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

ARTICLE 8. RESTRICTED STOCK AND RESTRICTED STOCK UNITS

         8.1 GRANT OF RESTRICTED STOCK/UNITS. Subject to the terms and provisions of the Plan, the Board, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Board shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the date of grant.

         8.2 RESTRICTED STOCK/UNIT AGREEMENT. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock (or the number of Restricted Stock Units) granted, and such other provisions as the Board shall determine.

         8.3 TRANSFERABILITY. Except as provided in this Article 8, the Shares of Restricted Stock and/or Restricted Stock Units granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Board and specified in the Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Board in its sole discretion and set forth in the Award Agreement. All rights with respect to the Restricted Stock and/or Restricted Stock Units granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant.

         8.4 OTHER RESTRICTIONS. The Board shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable federal or state securities laws.

         To the extent deemed appropriate by the Board, the Company may retain the certificates representing Shares of Restricted Stock in the Company's possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

         Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse, and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Board, in its sole discretion, shall determine.

         8.5 VOTING RIGHTS. To the extent permitted, or required by law, as determined by the Board, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

         8.6 DIVIDENDS AND OTHER DISTRIBUTIONS. During the Period of Restriction, Participants holding Shares of Restricted Stock or Restricted Stock Units granted hereunder may, if the Board so determines, be credited with dividends paid with respect to the underlying Shares or dividend equivalents while they are so held in a manner determined by the Board in its sole discretion. The Board may apply any restrictions to the dividends or dividend equivalents that the Board deems appropriate. The Board, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, Shares, Restricted Stock, or Restricted Stock Units.

         8.7 TERMINATION OF EMPLOYMENT/DIRECTORSHIP. Each Award Agreement shall set forth the extent to which the Participant shall have the right to receive unvested Restricted Stock and/or Restricted Stock Units following termination of the Participant's employment or directorship with the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Board, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

         8.8 SECTION 83(b) ELECTION. The Board may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under
Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code concerning a Restricted Stock Award, the Participant shall be required to promptly file a copy of such election with the Company.

ARTICLE 9. PERFORMANCE UNITS/PERFORMANCE SHARES

         9.1 GRANT OF PERFORMANCE UNITS/PERFORMANCE SHARES. Subject to the terms of the Plan, Performance Units and/or Performance Shares may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Board.

         9.2 VALUE OF PERFORMANCE UNITS/PERFORMANCE SHARES. Each Performance Unit shall have an initial value that is established by the Board at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Board shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units/Performance Shares that will be paid out to the Participant.

         9.3 EARNING OF PERFORMANCE UNITS/PERFORMANCE SHARES. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Performance Shares shall be entitled to receive payout on the value and number of Performance Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

         9.4 FORM AND TIMING OF PAYMENT OF PERFORMANCE UNITS/PERFORMANCE SHARES. Payment of earned Performance Units/Performance Shares shall be as determined by the Board and as evidenced in the Award Agreement. Subject to the terms of the Plan, the Board, in its sole discretion, may pay earned Performance Units/Performance Shares in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Units/Performance Shares at the close of the applicable Performance Period. Any Shares may be granted subject to any restrictions deemed appropriate by the Board. The determination of the Board with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

         9.5 DIVIDENDS AND OTHER DISTRIBUTIONS. At the discretion of the Board, Participants holding Performance Units/Performance Shares may be entitled to receive dividend equivalents with respect to dividends declared with respect to the Shares. Such dividends may be subject to the accrual, forfeiture, or payout restrictions as determined by the Board in its sole discretion.

         9.6 TERMINATION OF EMPLOYMENT/DIRECTORSHIP. Each Award Agreement shall set forth the extent to which the Participant shall have the right to receive unvested Performance Units and/or Performance Shares following termination of the Participant's employment or directorship with the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Board, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Units or Performance Shares issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

         9.7 NONTRANSFERABILITY. Except as otherwise provided in a Participant's Award Agreement, Performance Units/Performance Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, a Participant's rights under the Plan shall be exercisable during the Participant's lifetime only by the Participant.

ARTICLE 10. CASH-BASED AWARDS AND STOCK AWARDS

         10.1 GRANT OF CASH-BASED AWARDS. Subject to the terms of the Plan, Cash-Based Awards may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Board.

         10.2 VALUE OF CASH-BASED AWARDS. Each Cash-Based Award shall have a value as may be determined by the Board. The Board may establish performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Cash-Based Awards that will be paid out to the Participant.

         10.3 EARNING OF CASH-BASED AWARDS. Subject to the terms of this Plan, the holder of Cash-Based Awards shall be entitled to receive payout on the number and value of Cash-Based Awards earned by the Participant, to be determined as a function of the extent to which any applicable performance goals have been achieved.

         10.4 FORM AND TIMING OF PAYMENT OF CASH-BASED AWARDS. Payment of earned Cash-Based Awards shall be as determined by the Board and as evidenced in the Award Agreement. Subject to the terms of the Plan, the Board, in its sole discretion, may pay earned Cash-Based Awards in the form of cash or in Shares (or in a combination thereof) that have an aggregate Fair Market Value equal to the value of the earned Cash-Based Awards. Such Shares may be granted subject to any restrictions deemed appropriate by the Board. The determination of the Board with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

         10.5 TERMINATION OF EMPLOYMENT/DIRECTORSHIP. Each Award Agreement shall set forth the extent to which the Participant shall have the right to receive Cash-Based Awards and Stock Awards following termination of the Participant's employment or directorship with the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Board, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Cash-Based Awards or Stock Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

         10.6 NONTRANSFERABILITY. Except as otherwise provided in a Participant's Award Agreement, Cash-Based Awards and Stock Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, a Participant's rights under the Plan shall be exercisable during the Participant's lifetime only by the Participant.

         10.7 STOCK AWARDS. The Board may grant other types of equity-based or equity-related Awards (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Board shall determine. Such Awards may entail the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

ARTICLE 11. PERFORMANCE MEASURES

         Unless and until the Board proposes for stockholder vote and the stockholders approve a change in the general Performance Measures set forth in this Article 11, the performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

         (a)      Net earnings;

         (b)      Earnings per share;

         (c)      Net sales growth;

         (d)      Net income or net profits (before or after taxes);

         (e)      Net operating profit;

         (f) Return measures (including, but not limited to, return on assets or net assets, capital, equity, or sales);

         (g) Cash flow (including, but not limited to, operating cash flow and free cash flow);

         (h) Cash flow return on investments, which equals net cash flows divided by owner's equity;

         (i) Earnings before or after taxes, interest, depreciation, and/or amortization;

         (j)      Internal rate of return or increase in net present value;

         (k)      Gross margins;

         (l)      Gross margins minus expenses;

         (m)      Operating margin;

         (n) Share price (including, but not limited to, growth measures and total stockholder return);

         (o)      Expense targets;

         (p) Working capital targets relating to inventory and/or accounts receivable;

         (q) Planning accuracy (as measured by comparing planned results to actual results);

         (r)      EVA(R);

         (s) Performance Measure (n) above as compared to various stock market indices; and

         (t) Any Performance Measures in (a) through (s) above as compared to the performance of other companies.

         For purposes of this Plan, EVA means the positive or negative value determined by net operating profits after taxes over a charge for capital, or any other financial measure, as determined by the Board in its sole discretion. (EVA is a registered trademark of Stern Stewart & Co.).

         Any Performance Measures may be used to measure the performance of the Company as a whole or any business unit of the Company, or any Employee or Consultant.

         The Board may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to stockholders for the applicable year; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

         Awards that are designed to qualify as Performance-Based Compensation, and that are held by Covered Employees, may not be adjusted upward (the Board shall retain the discretion to adjust such Awards downward).

         In the event that applicable tax and/or securities laws change to permit Board discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, the Board shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Board determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Board may make such grants without satisfying the requirements of Code Section 162(m).

ARTICLE 12. CHANGE IN CONTROL

         Change in control provisions will be addressed in the individual award agreements.

ARTICLE 13. BENEFICIARY DESIGNATION

         Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

ARTICLE 14. DEFERRALS

         The Board may permit or require a Participant to defer such Participant's receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or SAR, the lapse or waiver of restrictions with respect to Restricted Stock/Units, or the satisfaction of any requirements or performance goals with respect to Performance Units/Performance Shares, Cash-Based Awards, and Stock Awards. If any such deferral election is required or permitted, the Board shall, in its sole discretion, establish rules and procedures for such payment deferrals.

ARTICLE 15. RIGHTS OF EMPLOYEES/DIRECTORS/CONSULTANTS

         15.1 EMPLOYMENT/DIRECTORSHIP. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment or directorship at any time, nor confer upon any Participant any right to continue in the employ or directorship of the Company.

         Neither an Award nor any benefits arising under this Plan shall constitute part of an employment contract with the Company, its Affiliates, and/or its Subsidiaries, and, accordingly, subject to Article 3 and Section 16.1, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to liability on the part of the Company, its Affiliates, and/or its Subsidiaries for severance payments.

         15.2 PARTICIPATION. No Employee, Director, or Consultant shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

         15.3 RIGHTS AS A STOCKHOLDER. A Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

ARTICLE 16. AMENDMENT, MODIFICATION, SUSPENSION, AND TERMINATION

         16.1 AMENDMENT, MODIFICATION, SUSPENSION, AND TERMINATION. Subject to the terms of the Plan, the Board may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Plan in whole or in part. Notwithstanding anything herein to the contrary, without the prior approval of the Company's stockholders, Options issued under the Plan will not be replaced, or regranted through cancellation.

         16.2 ADJUSTMENT OF AWARDS UPON THE OCCURRENCE OF CERTAIN UNUSUAL OR NONRECURRING EVENTS. The Board may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Board determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. The determination of the Board as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan.

         16.3 AWARDS PREVIOUSLY GRANTED. Notwithstanding any other provision of the Plan to the contrary, no termination, amendment, suspension, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

ARTICLE 17. WITHHOLDING

         17.1 TAX WITHHOLDING. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

         17.2 SHARE WITHHOLDING. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect, subject to the approval of the Board, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. All such elections shall be irrevocable, made in writing, and signed by the Participant, and shall be subject to any restrictions or limitations that the Board, in its sole discretion, deems appropriate.

ARTICLE 18. INDEMNIFICATION

         Each person who is or shall have been a member of the Board or the Committee, or an officer of the Company to whom authority was delegated in accordance with Article 3 shall be defended, indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgement in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute.

         The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE 19. SUCCESSORS

         All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 20. GENERAL PROVISIONS

         20.1 FORFEITURE EVENTS. The Board may specify in an Award Agreement that the Participant's rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of employment for Cause, violation of material Company, Subsidiary, or Affiliate policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries.

         20.2 LEGEND. The Board may require each person receiving Shares pursuant to an Award under this Plan to represent to and agree with the Company in writing that the Participant is acquiring the Shares without a view to distribution thereof. In addition to any legend required by this Plan, the certificates for such Shares may include any legend which the Board deems appropriate to reflect any restrictions on transfer of such Shares.

         20.3 GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

         20.4 SEVERABILITY. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

         20.5 REQUIREMENTS OF LAW. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Company shall receive the consideration required by law for the issuance of Awards under the Plan.

         20.6 SECURITIES LAW COMPLIANCE. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successor under the Exchange Act. To the extent any provision of the Plan or action by the Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

         20.7 LISTING. The Company may use reasonable endeavors to register Shares allotted pursuant to the exercise of an Award with the United States Securities and Exchange Commission or to effect compliance with the registration, qualification, and listing requirements of any national securities laws, stock exchange, or automated quotation system.

         20.8 DELIVERY OF TITLE. The Company shall have no obligation to issue or deliver evidence of title for Shares under the Plan prior to:

                  (a) Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

                  (b) Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

         20.9 INABILITY TO OBTAIN AUTHORITY. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

         20.10 INVESTMENT REPRESENTATIONS. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

         20.11 EMPLOYEES BASED OUTSIDE OF THE UNITED STATES. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Employees, Directors, or Consultants, the Board, in their sole discretion, shall have the power and authority to:

                  (a) Determine which Affiliates and Subsidiaries shall be covered by the Plan;

                  (b) Determine which Employees, Directors, or Consultants outside the United States are eligible to participate in the Plan;

                  (c) Modify the terms and conditions of any Award granted to Employees, Directors, or Consultants outside the United States to comply with applicable foreign laws;

                  (d) Establish subplans and modify exercise procedures and other terms and procedures to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 20.11 by the Board shall be attached to this Plan document as appendices; and

                  (e) Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

         Notwithstanding the above, the Board may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act, the Code, any securities law, or governing statute or any other applicable law.

         20.12 UNCERTIFICATED SHARES. To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

         20.13 UNFUNDED PLAN. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

         The Plan is not intended to be subject to ERISA.

         20.14 NO FRACTIONAL SHARES. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Board shall determine whether cash, or Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

         20.15 GOVERNING LAW. The Plan and each Award Agreement shall be governed by the laws of the state of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Delaware to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.